Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198753 on Form S-8 of our report dated March 26, 2015, relating to the consolidated financial statements  of Minerva Neurosciences, Inc. appearing in this Annual Report on Form 10-K of Minerva Neurosciences, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 26, 2015